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                                                                 EXHIBIT 99.1

BIG BUCK BREWERY & STEAKHOUSE ISSUES CONVERTIBLE SUBORDINATED PROMISSORY NOTES

     GAYLORD, Mich., Oct. 25 - Big Buck Brewery & Steakhouse, Inc. today announced that it has issued an aggregate of $650,000 principal amount of convertible subordinated promissory notes in a private placement to four accredited investors. Each unsecured one-year note bears interest at the rate of 10% per year and may be converted, prior to maturity and at the option of the holder, into shares of common stock. The number of shares issuable upon conversion is equal to the unpaid principal balance of the note divided by the average of the closing sale price of one share of Big Buck's common stock for the five trading days immediately prior to execution of the note.

     Big Buck may issue up to an additional $350,000 principal amount of such notes. Big Buck plans to use the proceeds from the private placement for the repayment of existing indebtedness and for working capital purposes.

     The notes and the shares issuable upon conversion of the notes have not been registered under the Securities Act of 1933 and have not been registered under any state securities laws. They may not be offered or sold absent registration under the Securities Act and under applicable state securities laws or applicable exemptions from federal and state registration requirements.